Exhibit 10.2
CONFIDENTIAL MASTER SETTLEMENT AGREEMENT

CONFIDENTIAL MASTER SETTLEMENT AGREEMENT
I. INTRODUCTION
     Eli Lilly and Company, a corporation (hereinafter defined in section III.C as “Lilly”) and certain plaintiffs’ counsel representing Zyprexa claimants, including all plaintiffs’ counsel who are members of the Plaintiffs’ Steering Committee (“PSC”) appointed in In re Zyprexa® Products Liability Litigation, MDL No. 1596, in the United States District Court for the Eastern District of New York and other plaintiffs’ counsel representing Zyprexa claimants have reached a confidential settlement of certain Zyprexa actions, disputes and claims subject to the terms and conditions set forth in this document. The matters included in the settlement are: a) cases pending in various state and federal courts, including the multi-district litigation, In re Zyprexa Products Liability Litigation, MDL No. 1596, pending before the Honorable Jack Weinstein (“MDL”); b) claims subject to a tolling agreement; or c) informally asserted claims. These lawsuits and claims are collectively referred to as “Participating Claimants” (hereinafter defined in Section III.A). Notwithstanding the generality of the foregoing, Participating Claimants are expressly limited to those cases and claims that are being handled or controlled by the attorneys and law firms who are members of the PSC or other non-PSC law firms (“Participating Law Firms”) that are identified on the lists submitted to Lilly in accordance with Section IV.D below.
     The terms and conditions of this Confidential Master Settlement Agreement (“Agreement”) are as follows:
II. RECITALS
     Each of the Participating Claimants has asserted a claim against Lilly. Lilly disputes these claims and denies that it has any liability with respect to these claims.
     In an effort to resolve their outstanding disputes, Participating Claimants and Lilly have reached a settlement of all actual or potential claims that have arisen between them relating to Participating Claimants’ use of Zyprexa, in accordance with the provisions of this Agreement.
III. DEFINITIONS
     A. PARTICIPATING CLAIMANTS
     “Participating Claimants” as used in this Agreement shall refer to those persons or derivative claimants who are claiming an injury due to the use of Zyprexa and whose cases and claims are subject to the terms of this Agreement. A final list of Participating Claimants has been provided to Lilly. This list contains confidential and private information regarding each individual claimant and, as such, will be kept by Lilly, the trustee for the Participating Law Firms and the Special Settlement Masters in a separate file as an addendum to this Agreement. Each Participating Claimant who wishes to resolve his or her claim pursuant to the terms of this Agreement shall be entitled to participate in a claims review process and to receive compensation, if any, as may be awarded by the Special Settlement Masters and upon execution of the Confidential Individual Release attached hereto as Exhibit A, and in accordance with the terms of this Agreement. Prior to signing a Confidential Individual Release (Exhibit A), a Participating Claimant may (i) withdraw from the claims administration process established by the Special Settlement Masters or (ii) reject the Settlement Amount that may be offered by the Special Settlement Masters, and thereafter pursue or dismiss his or her claim, as may be appropriate.

     B. PARTICIPATING LAW FIRMS
     “Participating Law Firms” are the law firms and all attorney members within each firm, that represent the Participating Claimants whose cases and/or claims are the subject of this Agreement. Participating Law Firms comprise law firms and attorneys who were appointed as members of the PSC for MDL No. 1596, as well as non-PSC law firms and attorneys. A list of Participating Law Firms has been provided to Lilly.
     C. LILLY
     “Lilly” as used and referred to in this Agreement shall include Eli Lilly and Company, a corporation, and the entire company, its officers, directors, employees and shareholders, and its past, present and future parents, subsidiaries, affiliates, controlling persons, suppliers, distributors, contractors, agents, assigns, servants, counsel and insurers, and all of their officers, directors, employees, shareholders, predecessors, successors, assigns, heirs, executors, estate administrators or personal representatives (or the equivalent thereto).
     D. SPECIAL SETTLEMENT MASTERS
     Pursuant to Case Management Order No. 12, Kenneth R. Feinberg, Michael K. Rozen, Honorable John K. Trotter (retired), and Catherine Yanni are appointed as “Special Settlement Masters” to assist in the claims administration process described in this Agreement. The powers and responsibilities of the Special Settlement Masters will be specified in subsequent Case Management Orders entered by the Court in MDL No. 1596.

IV. AGREEMENT
     A. AUTHORITY OF COUNSEL
     Each Participating Law Firm warrants and represents that it has provided a list of its Participating Claimants who have asserted a claim against Lilly arising out of the use of Zyprexa. Each Participating Law Firm warrants and represents that they represent the Participating Claimants set forth on their respective list. Each Participating Law Firm further warrants and represents that it will recommend to each of its Participating Claimants that they participate in a settlement process to be jointly established by the Participating Law Firms and the Special Settlement Masters.
     B. BASIC AGREEMENT
     For and in consideration of a release of all past, existing, and future claims relating to Zyprexa, whether known or unknown, and other agreements as set forth herein, and in complete settlement of the cases and/or claims asserted by Participating Claimants, Lilly hereby agrees to make payment to Participating Claimants as described below.
     C. SETTLEMENT EFFORTS/WAIVER OF STATUTE OF LIMITATIONS
     Participating Claimants, Participating Law Firms and Lilly acknowledge and agree that there will need to be substantial efforts by all concerned to effectuate the terms of this Agreement, including efforts to provide appropriate client disclosures, obtain adequate consent, prepare individual releases, and otherwise carry out the terms of this Agreement. Participating Claimants, Participating Law Firms and Lilly agree to (i) exercise best efforts toward the resolution of these cases under the terms of this Agreement, and (ii) jointly seek a stay of any case, including but not limited to case specific or generic discovery or trials, which a Participating Claimant has pending in any court while the parties continue their best efforts to finalize the settlement of the claims subject to this Agreement.
     Further, in order to avoid the necessity of filing or pursuing a Zyprexa related claim, Lilly hereby agrees with respect to all Participating Claimants to waive any statute of limitations defense that it may otherwise have against any such Participating Claimant, subject only to the following limitations. In the event that the conditions of this settlement are not met, or any Participating Claimant does not resolve his or her case and/or claim under this agreement, then Lilly hereby agrees to waive any applicable statute of limitations defense that it otherwise may have for the time commencing from the earlier of (i) June 8, 2005, the date the Memorandum of Understanding (“MOU”) was signed, or (ii) the date on which any tolling agreement was entered into between Lilly and the Participating Claimant, in each case until 30 days after notice that the conditions of this Agreement have not been met or 30 days notice that the Participating Claimant’s claim is not resolved under this Agreement, whichever event occurs sooner. All tolling agreements otherwise entered into between a Participating Claimant and Lilly are otherwise terminated and superseded by this Agreement, except as provided above.
     Accordingly, the Participating Law Firms and Participating Claimants may agree to promptly dismiss without prejudice any pending lawsuits.
     D. PARTICIPATING CLAIMANTS AND LAW FIRMS
     This Agreement is subject to the Participating Law Firms providing Lilly with the following information:

          1. A list of Participating Claimants numbering no fewer than 7,993. Pursuant to the terms of the MOU dated June 8, 2005, the Participating Law Firms have submitted a list to Lilly of Participating Claimants, which exceeds the required 7,993 claimants and which identifies the claimant or claim (such as the claimant’s full name, social security number and/or date of birth). Each Participating Law Firm warrants and represents that the list provided to Lilly includes 100% of their represented Zyprexa clients. The Participating Claimants and claims identified herein shall constitute the total universe of claims subject to this Master Settlement Agreement. Even though Participating Law Firms have provided a list of claimants in excess of 7,993, Lilly acknowledges and agrees that the minimum number of releases and qualified cases as set forth in Paragraph IV(I) will not change.
          2. A list of Participating Law Firms. This list was provided to Lilly and identifies the names of the law firms participating in this Agreement.
     E. SETTLEMENT FUND
          1. Funding Terms and Schedule
     In consideration of Participating Claimants’ promises, releases and other agreements as set forth in this Agreement and because a list of at least 7,993 Participating Claimants and a list of Participating Law Firms has been provided to Lilly, Lilly will pay $700 million (the “Settlement Amount”) into a settlement fund held in escrow by Citibank, N.A., as escrow agent, the following sums at the times stated:

September 7, 2005:	Lilly will pay $300 million.
September 15, 2005:	Lilly will pay $200 million.
December 15, 2005:	Lilly will pay $200 million.

     The settlement funds will be used as outlined below and distributed pursuant to escrow instructions to be agreed to by the parties:
               (a) $690 million for the resolution and satisfaction of the Participating Claimants’ claims; and
               (b) $10 million for administrative expenses, costs and services in connection with the resolution of claims including those incurred by the Participating Law Firms and third parties in creating the settlement fund and in setting up the procedures necessary to implement the claims settlement process as envisioned by this Agreement.
     Lilly will also pay no later than December 15, 2005 the difference between the actually accrued interest on the settlement fund, and that amount that would have accrued had the entire amount been deposited on July 29, 2005 (“Accrued Interest”). Lilly’s obligation to pay interest will be fifty percent (50%) of the Accrued Interest that would have been accrued between July 29, 2005 and August 29, 2005 and 100% from August 30, 2005 and thereafter. The rate of interest shall be based on the actual rate earned by the Citibank Institutional Market Deposit Account from between July 29, 2005 and the date the final deposit is made by Lilly. Lilly shall have no further responsibility for the payment of any further funds under this settlement.
     Lilly further agrees that in the event that the Special Settlement Masters verify that the claims administration process has been completed before December 15, 2005, Lilly will immediately pay into the settlement fund any monies that would not otherwise be owed until December 15, 2005.

          2. Establishment and Administration of Qualified Settlement Fund
     The Settlement Amount is intended to be deposited into a “Qualified Settlement Fund” within the meaning of Treas. Reg. Sec. 1.468B-1, which shall be designated as the “Qualified Settlement Fund ‘A’ for Certain Zyprexa Products Claims (“Settlement Fund”). The U.S. District Court for the Eastern District of New York has authorized the establishment of the Settlement Fund, subject to the Court’s jurisdiction. The parties agree that Citibank N.A. shall act as the escrow agent (“Escrow Agent”) and Seeger Weiss LLP, acting through Christopher A. Seeger on behalf of the Participating Law Firms shall be designated as the trustee of the Settlement Fund.
     It is agreed and understood by the parties to this Agreement that Lilly accepts no responsibility or liability for any allocation or division of the settlement fund as among the claimants. Further Lilly and their counsel accept no responsibility for any tax liability that may attach to the proceeds of the Settlement Fund and the Participating Claimants and Participating Law Firms acknowledge that Lilly has not made any representations regarding the taxability or non-taxability of such proceeds.
     F. RELEASE OF FUNDS FROM THE SETTLEMENT FUND
     The payment of administrative expenses, costs and services outlined above shall be released by the Escrow Agent pursuant to written escrow instructions provided by the parties.
     The payment of awards from the Settlement Fund to Participating Claimants in resolution and satisfaction of their claims shall only be released by the Escrow Agent pursuant to written escrow instructions to be provided by Lilly and the Participating Law Firms and subject to the following:

          (a) Within 15 days of receipt of at least 7,193 releases and waivers required to be provided under Paragraph IV (I) (2), and confirmation from the Special Settlement Masters that the releases and waivers conform to the minimum requirements set forth in Paragraph IV (I), i.e. that at least 7,193 releases are from Zyprexa users, who are U.S. residents [ * ]: (1) Lilly shall either (i) confirm in writing to the Participating Law Firms and the Special Settlement Masters that it has accepted the releases and waivers provided and the confirmation of the Special Masters, or (ii) notify the Participating Law Firms and the Special Settlement Masters that the releases and waivers received and/or the confirmation received from the Special Settlement Masters fail to meet the requirements under this Agreement. If Lilly rejects the releases and waivers as tendered or fails to accept the confirmation of the Special Settlement Masters, Lilly shall state its reasons with reasonable detail and the parties shall meet and confer promptly to attempt to resolve any dispute.
          (b) If Lilly has given the confirmations called for by paragraph (a)(i) above, Lilly and the Settlement Fund trustee shall within 10 days issue joint written escrow instructions to the Escrow Agent to release up to $50 million from the Settlement Fund for payment to Participating Claimants that are entitled to receive an award as determined by the Special Settlement Masters.
          (c) Any and all remaining settlement funds available to satisfy awards made to Participating Claimants shall be distributed after the Special Settlement Masters have certified by notice to the Participating Law Firms and to Lilly that the conditions of Paragraph IV(H) and Paragraph IV(I) have been satisfied.

* Material has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

          (d) If the confirmations called for by paragraph (c) above are issued, Lilly and the Settlement Fund trustee shall within 5 days issue joint written instructions to the Escrow Agent to release the balance of the funds remaining in the Settlement Fund for the payment of awards to the Participating Claimants and/or for payment of administrative costs incurred or services provided in connection with the creation and implementation of the claims administration process and this settlement, as determined by the Special Settlement Masters.
     Assuming the conditions of this Agreement are met, any interest which has accrued on the Settlement Fund shall be paid as determined by the Special Settlement Masters consistent with the applicable ethical rules in the following order: first, for administrative expenses or costs incurred, or services provided, by Participating Law Firms and third parties for their efforts in creating the Settlement Fund and in setting up the procedures necessary to establish and implement the claims settlement process as envisioned by this Agreement, and second, to the Participating Claimants on a pro-rata basis, pursuant to protocols developed by the Special Settlement Masters. Interest accumulated in the Settlement Fund will not in anyway inure to the benefit of Lilly, unless the conditions of this Agreement are not satisfied.
     If the conditions of this Agreement are not met, all monies deposited by Lilly and any interest accumulated into the Settlement Fund, other than any monies released for administrative costs and expenses outlined above, shall be returned to Lilly.
     Lilly shall have no further responsibility for the payment of any funds other than as outlined above.
     G. CLAIMS ADMINISTRATION
     The Special Settlement Masters shall establish a claims administration process that shall include guidelines and procedures for the administration of the settlement and the establishment of escrow accounts as may be necessary to satisfy all lienholder claims that have been or may be asserted against Participating Claimants in connection with their use of Zyprexa.
     The claims administration process shall have been completed when the Special Settlement Masters have determined that (i) provision has been made for the payment of all administrative expenses, costs and services, (ii) releases have been provided to Lilly for all Participating Claimants that are eligible for awards, and (iii) the audit set forth in Paragraph IV(H) has been completed.
     H. CLAIM VERIFICATION
     The Special Settlement Masters shall audit, report and confirm to Lilly that the conditions in Paragraph IV(I) are met prior to the issuance of any award to any Participating Claimant. The Special Settlement Masters shall provide to Lilly information on the manner in which the audit and confirmation process was conducted in a format to be mutually agreed upon by the parties and the Special Settlement Masters.
     I. RELEASES, WAIVERS AND DISMISSALS
          1. Minimum Requirement. This Agreement and the distribution of funds to Participating Claimants are conditioned upon:
               a. Lilly obtaining releases and waivers of all past, present and future claims from no fewer than 7,193 Participating Claimants (“Distribution Threshold”), which number represents ninety percent (90%) of the minimum 7,993 Participating Claimants referenced in Paragraph IV(D). Settlement payments shall only be issued to persons who are

U.S. residents who took Zyprexa. The parties agree that before any individual Participating Claimant receives a settlement payment, such Participating Claimant must either dismiss with prejudice his or her Zyprexa-related lawsuit and provide a waiver and release as noted below, or if no such lawsuit has been commenced, provide Lilly with a waiver and release of all Zyprexa-related claims, whether or not asserted by the Participating Claimant. Such dismissals and waivers shall terminate the subject lawsuit or released claim as to all named parties in its entirety. Dismissals shall be effective as to all named defendants, including but not limited to claims against present or former Lilly employees involving the use and/or prescription of Zyprexa by third party defendant physicians, health care providers, hospitals and other medical facilities.
               [ * ]
     2. Release Provisions. Releases of liability must be provided to Lilly by any Participating Claimant who receives an award through the claims administration process. Such releases shall be obtained by Lilly from no fewer than 7,193 Participating Claimants. The releases from all Participating Claimants shall release all claims which each individual Participating Claimant ever had, or now has, or hereafter can, shall or may have in the future against Lilly arising out of, relating to, resulting from, or in any way connected with Zyprexa, including those claims and damages of which the Participating Claimant is not aware and/or that Participating Claimant has not yet anticipated and shall also extend to all named defendants in pending cases and all other third parties as described more fully in the Confidential Individual Release attached hereto as Exhibit A, the content of which is incorporated herein and made part

*	Material has been omitted pursuant to a request for confidential treatment. The omitted material has been filed with the Securities and Exchange Commission.

of this Agreement. The Confidential Individual Release shall not be modified except upon written consent by Lilly.
     J. DISMISSALS OF THIRD PARTIES AND SETTLEMENTS WITH THIRD PARTIES
     Any dismissal of a lawsuit against Lilly shall extend to and include a dismissal with prejudice of the entire action or claim as to all named defendants, including but not limited to physicians, health care providers, hospitals and other medical facilities, as well as any present or former Lilly employees.
     Participating Claimants agree not to seek any settlement with any third party as to a case subject to this Agreement. If a Participating Claimant has reached a settlement with a third party or a named defendant in a lawsuit that is the subject of this Agreement, the fact and amount of settlement must be disclosed to Lilly and the Special Settlement Masters. The amount of any such settlement shall be considered by the Special Settlement Masters in making any award.
     K. CLASS ACTION CLAIMANTS
     The individual plaintiffs in Ortiz, et al., v. Eli Lilly and Company, No. 04-CV-1587 (JBW), Tringali, et al., v. Eli Lilly and Company, No. 04-CV-2104 (JBW) and Dau, et al., v. Eli Lilly and Company, No. 04-CV-4732 (JBW) currently pending in In re Zyprexa Products Liability Litigation, MDL No. 1596, in the United States District Court for the Eastern District of New York, have decided after consultation with their counsel that they choose to participate in the settlement process contemplated by this Agreement and have agreed to stipulate to the dismissals of the above-stated actions and together with Lilly will seek court approval of the dismissals of such actions without costs or fees to any party. It is acknowledged that none of the above-stated class action cases have received class certification.
     L. LIENS, ASSIGNMENT RIGHTS AND OTHER THIRD PARTY PAYOR CLAIMS
     Each Participating Claimant shall identify for the Special Settlement Masters all known lien holders, as described below, lawsuits or interventions, including by subrogation, through procedures and protocols to be established by the Special Settlement Masters. Similarly, each Participating Claimant shall also identify government payors, including Medicare or Medicaid liens if they exist regardless of notice, through procedures and protocols to be established by the Special Settlement Masters. The lien holders and parties who hold rights through statutory assignments or otherwise (hereinafter referred to collectively as “lien holders”) who must be identified are those third-party payors (public or private) that have paid for and/or reimbursed Participating Claimants for Zyprexa and/or any drug costs, hospital expenses, medical expenses, physician expenses or any other health care provider expenses arising from or based upon the provision of medical care or treatment provided to the Participating Claimant in connection with his or her claimed injury due to the use of Zyprexa. Prior to receiving his or her award, each Participating Claimant shall represent and warrant that any liens, assignment rights, or other claims identified above have been or will be satisfied by the Participating Claimant. Satisfaction of any liens, assignments, or other claims as identified above is the sole responsibility of the Participating Claimant and his or her attorney and must be established to the satisfaction of the Special Settlement Masters, which may include an agreement to compromise any such liens, before settlement funds can be disbursed. Upon request to the Special Settlement Masters, Lilly shall be entitled to proof of lien or claim satisfaction and/or payment of such for each Participating Claimant for liens arising from or in connection with their use of Zyprexa.
     Participating Claimants hereinafter agree under this Agreement that they are releasing Lilly from all future medical expenses, including but not limited to drug costs, hospital, medical, physician or health care provider expenses relating to any past, present or future medical care or treatment arising from or in connection with the use of Zyprexa.
     M. INDEMNITY
     Participating Claimants agree to indemnify and defend Lilly against and hold Lilly harmless from any and all damages or losses Lilly may incur, including attorneys’ fees and costs, in connection with: (i) claims or actions seeking damages for or attributable to the personal injuries and/or death, specific to any Participating Claimant allegedly related in any way to Zyprexa, including without limitation, any such claim or action by any potential claimant under applicable law, including the Participating Claimant’s heirs, surviving spouse, (including a putative or common law spouse), surviving domestic partner, next of kin, successors, assigns, agents, representatives, guardians, duly-appointed trustees, executors, estate administrators or personal representatives (or equivalent thereto), and (ii) liens, assignments, subrogated interests, encumbrances, causes of action, suits or judgment asserted by lien holders as defined in Paragraph L above specific to a Participating Claimant’s claims for drug costs, hospital, medical, physician or health care provider expenses spent for medical care or treatment to any Participating Claimant arising from or in connection with their use of Zyprexa.

     N. NO ADMISSION OF LIABILITY
     This Agreement is entered into solely by way of compromise and settlement and is not and shall not be construed as an admission of liability, responsibility or fault of or by Lilly.
     O. RETURN OF CONFIDENTIAL DOCUMENTS
     The parties acknowledge that Lilly has entered into a protective order with each Participating Law Firm and that Lilly intends to enforce and the Participating Law Firms intend to abide by the protective orders while the Participating Law Firms and Lilly are working towards meeting the conditions of this Agreement. Further, all documents produced by Lilly or any third party and that have been designated as Confidential or protected under any Protective Order in any pending Participating Claimant case resolved pursuant to this Agreement shall be returned to Lilly pursuant to the provisions of the applicable Protective Orders, unless otherwise directed by an order of the Court in MDL No. 1596, which order shall be controlling. Notwithstanding the generality of the foregoing, in no event shall any Participating Claimant be required to return any medical records or other document(s) pertaining specifically to such Participating Claimant.
     The parties acknowledge that each Participating Law Firm’s obligation to comply with the provisions of any applicable protective order concerning confidential documents does not supersede any existing law and may be modified by order of the Court in MDL No. 1596, which order shall be controlling.

     P. CONFIDENTIALITY
          1. Confidentiality Agreement. The terms of this Agreement and the amount of settlement awards made to Participating Claimants under this Agreement are confidential, except as may be required by law and then only to the extent necessary. Any and all evaluation processes and procedures utilized in conjunction with the claims administration or award distribution process shall also be kept strictly confidential among the Participating Claimants and the Participating Law Firms.
     Agreement to, and maintenance of, confidentiality are material terms of this Agreement. It is agreed that the following language shall be included in individual settlement releases and is incorporated in this Agreement:
Participating Claimant and his/her attorneys shall keep strictly confidential and agree not to publicize, disclose or characterize to any third party, person or entity, at any time, the following information, except as it may otherwise appear in the public domain: Memorandum of Understanding dated June 8, 2005, the Confidential Settlement Agreement and Release and any of the terms and conditions of this settlement, the amount of this settlement, the history, background and/or substance of the negotiations, directly or indirectly, leading up to this Settlement Agreement, or any other information which would assist a third party in receiving or otherwise learning about this Confidential Settlement Agreement and Release, and such terms, conditions, amounts, history, background and/or the substance of any such negotiations (all which shall be and is “Confidential Information”), except as required by any law. Participating Claimant and his/her attorneys may, however, make disclosure of the money received by Participating Claimant to their accountants and/or financial advisors who shall, however, upon such disclosure, be instructed to maintain and honor the confidentiality of such information. If inquiry is made by any third person concerning the status of Participating Claimant’s lawsuit, other than as identified above and as necessary to resolve the liens identified above, Participating Claimant and his/her attorneys shall respond only that the suit has been resolved, and make no further comments.
    Participating Claimants and his/her attorneys further agree not to communicate, publish or cause to be published, in any public or business forum or context, any statement, whether written or oral, concerning the specific events, facts or circumstances giving rise to a Participating Claimant’s claims. The parties agree that any violations of the confidentiality provisions of this Settlement Agreement shall entitle the non-breaching party to bring an action against the breaching party to seek and recover immediate relief, redress and damages associated with such breach, including injunctive relief, as may be proven.
          2. Inadmissibility of Settlement and Related Documents. Participating Law Firms, and Participating Claimants who receive awards pursuant to this Agreement, shall not offer in evidence or in any way refer to in any civil, criminal, administrative or other related action or proceeding, the Memorandum of Understanding dated June 8, 2005 and any addendum thereto, this Agreement, its terms or any Confidential Discovery Materials as defined in Case Management Order No. 3 (protective order) filed on August 9, 2004 in MDL No. 1596, or in any other protective order issued in any pending case, other than as may be necessary to consummate or enforce this Agreement. If the subject of the MOU, this Agreement, its terms or any Confidential Discovery Materials shall arise in any such legal proceedings, Participating

Claimants and Participating Law Firms shall, to the extent possible, 1) oppose disclosure, 2) give Lilly notice and an opportunity to intervene and oppose disclosure, 3) file under seal any documents disclosing this Agreement, its terms or any Confidential Discovery Materials, and 4) take reasonable measures to ensure that this Agreement, its terms and any Confidential Discovery Material are kept confidential and that any disclosure thereof takes place in camera. In the event that there is a proceeding to consummate or enforce this Agreement, including but not limited to any proceeding involving a minor’s compromise, death compromise, divorce or any other judicial proceeding, Participating Claimant will file under seal any documents which disclose or refer to this Agreement, its terms or any Confidential Discovery Materials, will conduct all related proceedings under seal, and will take reasonable measures to ensure that this Agreement, its terms and any Confidential Discovery Materials are kept confidential and that any disclosure thereof takes place in camera.
     The above agreements shall be null and void, assuming the conditions of this Agreement are not met and Lilly elects not to go forward with this settlement.
     Q. SUCCESSORS AND ASSIGNS.
     The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of each party hereto.
     R. GOVERNING LAW
     This Agreement shall be governed by and construed in accordance with the laws of Indiana without regard to choice of law principles.

S. CHALLENGES TO OR DISPUTES INVOLVING THIS AGREEMENT
     Any challenges to or disputes arising out of or relating to an alleged violation of this Agreement, including but not limited to disputes between Lilly and Participating Law Firms and/or Participating Claimants and disputes between or among Participating Law Firms and/or members of Participating Law Firms arising out of or in connection with this Agreement, shall be referred for binding determination to Judicial Arbitration Mediation Services (“JAMS”) for resolution. The parties shall work together to agree on a binding neutral arbitrator to resolve any and all disputes and if an agreed upon arbitrator can not be selected, JAMS’ complex resolution procedures shall control the selection of a neutral arbitrator.
T. ATTORNEYS’ FEES
     Nothing in this Agreement shall affect the obligation of any Participating Claimant to pay attorneys’ fees and costs pursuant to any agreement such Participating Claimant may have with his or her counsel. Lilly shall have no responsibility whatsoever for the payment of Participating Claimants’ attorneys’ fees. Any division of the Settlement Amount is to be determined by Participating Claimant and Participating Law Firms and shall in no way affect the validity of this Agreement or the Confidential Individual Release executed by any Participating Claimant.
U. MERGER AND INTEGRATION
     This Agreement supersedes and replaces any prior agreement, tolling agreement or writing between the parties and constitutes the entire Agreement between Lilly, the Participating Law Firms and the Participating Claimants.

V. NOTICE
Any notices required under this Agreement shall be provided as follows:
(a) For the Participating Law Firms, notice shall be provided to:

Christopher A. Seeger	Thomas A. Schultz
Seeger Weiss LLP	Lopez, Hodes, Restaino, Milman & Skikos
One William Street	450 Newport Center Drive, Second Floor
New York, NY 10004	Newport Beach, CA 92660
212-584-0700 (phone)	949-640-8222 (phone)
212-584-0799 (fax)	949-640-8294 (fax)
cseeger@seegerweiss.com	tschultz@lopez-hodes.com
(b) For Lilly, notice shall be provided to:

Nina M. Gussack
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, PA 19103
215-981-4950 (phone)
215-981-4307 (fax)
gussackn@pepperlaw.com
(c) For the Special Settlement Masters, notice shall be provided to:

Honorable John B. Trotter (retired)	Catherine Yanni
JAMS	JAMS
500 N. State College Blvd., Ste. 600	Two Embarcadero Center, Ste. 1100
Orange, CA 92868	San Francisco, CA 94111
714-939-1300 (phone)	415-982-5267 (phone)
714-939-8710 (fax)	415-527-9611 (fax)
tlunceford@jamsadr.com	cayanni@comcast.net

Kenneth Feinberg
Michael Rozen
The Feinberg Group
780 Third Avenue, 26th Floor
New York, NY 10017-2024
212-527-9600 (phone)
212-527-9611
rsrosen@feinberggroup.com
(d) For the escrow agent, notice shall be provided to:

Kerry M. McDonough, Vice President
The Citigroup Private Bank
Preferred Custody Services
120 Broadway, 2nd Floor
New York, NY 10271
212-804-5499 (phone)
212-804-5401 (fax)
Executed on ___, 2005.

SO AGREED ON BEHALF OF THE PARTICIPATING CLAIMANTS AND THE PARTICIPATING LAW FIRMS:

Melvyn I. Weiss	Ramon Rossi Lopez
Milberg Weiss Bershad & Schulman LLP	Lopez, Hodes, Restaino, Milman & Skikos
One Pennsylvania Plaza, 49th Floor	450 Newport Center Drive, Second Floor
New York, NY 10119	Newport Beach, CA 92660

Christopher A. Seeger	Nancy Hersh
Seeger Weiss LLP	Hersh & Hersh
One William Street	601 Van Ness Avenue, Suite 2080
New York, NY 10004	San Francisco, CA 94102

H. Blair Hahn	Mark Robinson
Richardson, Patrick, Westbrook & Brickman LLC	Robinson, Calcagnie & Robinson
1037 Chuck Dawley Blvd., Bldg. A	620 Newport Center Drive, 7th Floor
Mt. Pleasant, SC 29464	Newport Beach, CA 92660

Jerrold S. Parker	Perry Weitz
Parker & Waichman	Weitz & Luxenberg
111 Great Neck Road	180 Maiden Lane
Great Neck, NY 11021	New York, NY 10038

Michael Heaviside	Michael A. London
Ashcraft & Gerel	Douglas & London
2000 L Street, N.W., Suite 400	111 John Street, 8th Floor
Washington, D.C. 20036	New York, NY 10038

Troy Rafferty	Michael Burg
Levin Papantonio Thomas Mitchell	Burg Simpson Eldredge Hersh & Jardine PC
Echsner & Proctor PA	40 Inverness Drive East
316 South Baylen Street, Suite 600	Englewood, CO 80112
Pensacola, FL 32502

Tommy Fibich	Scott Levensten
Fibich, Hampton, Leebron & Garth	The Beasley Firm
Five Houston Center	1125 Walnut Street
1401 McKinney, Suite 1800	Philadelphia, PA 19107
Houston, TX 77010

Dennis Reich	Michael Schmidt
Reich & Binstock	The Schmidt Law Firm
4265 San Felipe, Suite 100	8401 North Central Expressway, Suite 880
Houston, TX 77027	Dallas, TX 75225

Ron Meneo
Early & Meneo, LLP
One Century Tower
265 Church Street
New Haven, CT 06508-1806
SO AGREED ON BEHALF OF ELI LILLY AND COMPANY:

Nina M. Gussack	Colleen T. Davies
Pepper Hamilton LLP	Reed Smith LLP
3000 Two Logan Square	1999 Harrison Street
Philadelphia, PA 19103	Suite 2400
Oakland, CA 94612

George Lehner	Steven M. Kohn
Pepper Hamilton	Reed Smith LLP
600 14th Street N.W.	1999 Harrison Street, Suite 2400
Washington, D.C. 20005	Oakland, CA 94612